HomeTrust Bancshares, Inc. Reports Fourth Quarter and Full Fiscal Year 2012 Financial Results

ASHEVILLE, N.C., August 10, 2012 - - HomeTrust Bancshares, Inc. (NASDAQ: HTBI), the holding company of HomeTrust Bank, today announced preliminary net income for the Bank for the three months ended June 30, 2012 of $1.4 million, compared to a net loss of $16.7 million for the three months ended June 30, 2011. For the year ended June 30, 2012, the Company reported preliminary net income for the Bank of $4.5 million, compared to a net loss of $14.7 million for the year ended June 30, 2011. The increase in net income for the three months and the year was primarily a result of the decrease in the provision for losses on loans.

In making this announcement, Dana Stonestreet, President and COO, said, “We are pleased to report our significantly improved fourth quarter and fiscal year-end earnings performance as a result of continued improving credit quality and increased net interest margin.  We are also extremely pleased with our successful, oversubscribed community stock offering completed in July. The more than $200 million of additional capital raised in the offering will allow us to strategically grow our footprint while continuing to preserve hometown banking in the communities we serve.”

Income Statement Review

Net interest income was $13.9 million for the three months ended June 30, 2012 compared to $13.0 million for the three months ended June 30, 2011. Net interest income for the three months ended June 30, 2012 increased $810,000, or 6.2%, compared to the same period in the prior year as declines in deposit and Federal Home Loan Bank (FHLB) borrowing costs of $1.9 million outpaced a decrease in interest income on loans of $1.1 million. Net interest margin for the three months ended June 30, 2012 increased 51 basis points to 4.10% over the same period in the prior year, primarily due to a 51 basis point decline in the rate paid on interest-bearing liabilities to 0.80%, coupled with a 6 basis point increase on the yield on interest-earning assets to 4.80%.

For the year ended June 30, 2012, net interest income was $55.7 million, a $4.1 million increase from $51.6 million for the year ended June 30, 2011. Net interest margin for the year ended June 30, 2012 increased 50 basis points over the previous year to 4.02% as a result of declining deposit costs and lower interest expense on FHLB borrowings due to prepayments of higher-rate borrowings in fiscal 2011.

Noninterest income was $2.8 million for the quarter ended June 30, 2012 compared to $1.6 million for the same three month period in the prior fiscal year. Mortgage banking income increased $646,000 as loans originated for sale increased to $48.7 million for the three months ended June 30, 2012 compared to $23.1 million for the same quarter in the prior year.

For the year ended June 30, 2012, noninterest income was $10.4 million compared to $16.8 million for the year ended June 30, 2011. Noninterest income for the fiscal year ended June 30, 2011 included a $5.8 million gain from the business combination with Cherryville Federal Bank in October 2010.

Noninterest expense for the quarter ended June 30, 2012 decreased $1.7 million, or 11.1%, to $13.4 million compared to $15.1 million for the quarter ended June 30, 2011. This decrease was primarily related to a $1.9 million decrease in prepayment penalties on FHLB borrowings, from $4.0 million in the prior year fourth quarter to $2.1 million for the quarter ended June 30, 2012.

Noninterest expense for the fiscal year ended June 30, 2012 decreased $6.9 million, or 12.9%, to $46.7 million compared to $53.6 million for the fiscal year ended June 30, 2011. The fiscal year ended June 30, 2011 included a $4.5 million loss related to a check kiting scheme by one of our customers in December 2010 and a $1.9 million decrease in prepayment penalties on FHLB borrowings.

Balance Sheet Review

Total assets increased $82.4 million, or 5.0%, to $1.7 billion at June 30, 2012 from $1.6 billion at June 30, 2011, primarily due to $264.2 million in funds held on deposit for orders to purchase shares of the Company’s common stock in the offering, which was consummated on July 10, 2012.  Net loans receivable decreased $82.4 million or 6.5% to $1.2 billion at June 30, 2012 from $1.3 billion at June 30, 2011 as new loan originations during the year were offset by normal loan repayments, refinances, chargeoffs and foreclosures.

Total deposits increased $201.6 million or 15.9% from $1.3 billion at June 30, 2011 to $1.5 billion at June 30, 2012.  This increase was due to the $264.2 million held on deposit for stock purchase orders as discussed above which were included in deposits at June 30, 2012. Other borrowings decreased 84.7%, or $123.0 million, at June 30, 2012 to $22.3 million from $145.3 million at June 30, 2011 as proceeds from loan repayments and maturities of investment securities were used to repay FHLB borrowings during the year.

Asset Quality

The provision for loan losses totaled $2.0 million for the quarter ended June 30, 2012 compared to $25.2 million for the quarter ended June 30, 2011. The provision for loan losses totaled $15.6 million for the year ended June 30, 2012 compared to $42.8 million for the year ended June 30, 2011.   The decrease in the provision was due to the combination of fewer charge-offs in the loan portfolio and lower loan balances compared to the prior fiscal year.

Net charge-offs totaled $3.0 million and $30.6 million for the quarter and year ended June 30, 2012, respectively, as compared to $9.9 million and $34.4 million, respectively for the same periods in fiscal 2011. Net charge-offs as a percentage of average loans decreased to .96% from 2.94% for the quarters ended June 30, 2012 and 2011, respectively.  Net charge-offs to average loans also decreased for the year ended June 30, 2012 to 2.34% compared to 2.59% for the year ended June 30, 2011.

The allowance for loan losses was $35.1 million or 2.85% of total loans at June 30, 2012 compared to $50.1 million or 3.77% of total loans at June 30, 2011.  The decrease was primarily due to the charge-off of $16.7 million of specific reserves in accordance with regulatory guidance during the quarter ended December 31, 2011.

Nonperforming assets totaled $80.3 million, or 4.67% of total assets, at June 30, 2012, compared to $62.3 million, or 3.81% of total assets, at June 30, 2011. Nonperforming assets included $64.2 million in nonperforming loans and $16.1 million in foreclosed real estate at June 30, 2012, compared to $48.4 million and $13.9 million, respectively, at June 30, 2011. The increase in nonperforming loans included $25.7 million of loans reclassified from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance during the quarter ended December 31, 2011.  At June 30, 2012, $28.1 million or 43.8% of nonperforming loans were current on their loan payments.

The ratio of classified assets to total assets decreased to 7.75% at June 30, 2012 from 9.83% at June 30, 2011.  This decrease was primarily related to a $29.9 million decrease in classified loans due to loan repayments and charge-offs during the fiscal year. Classified assets totaled $133.4 million at June 30, 2012 as compared to $161.0 million at June 30, 2011.

About HomeTrust Bancshares, Inc.

On July 10, 2012, HomeTrust Bancshares, Inc. (the “Company”) became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 21,160,000 shares of common stock at a price of $10.00, for gross offering proceeds of $211.6 million. HomeTrust Bancshares’ common stock began trading on the Nasdaq Global Market on July 11, 2012, under the symbol “HTBI”.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.7 billion in assets as of June 30, 2012.  The Company offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 11th largest bank headquartered in North Carolina.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the OCC or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described beginning on page  21 of the Company’s prospectus, dated May 14, 2012 under the section titled “Risk Factors.”

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet - President and Chief Operating Officer
Tony J. VunCannon - Senior Vice President and Chief Financial Officer
828-259-3939

Selected Financial Data

(Unaudited)	At June 30,
	2012	2011(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,720,056	$1,637,643
Loans receivable, net(2)	1,193,945	1,276,377
Allowance for loan losses	35,100	50,140
Certificates of deposit in other banks	108,010	118,846
Securities available for sale, at fair value	31,335	59,016
Federal Home Loan Bank stock	6,300	9,630
Deposits	1,466,175	1,264,585
Other borrowings	22,265	145,278
Equity capital	172,485	167,769

	Three Months Ended		For the Year Ended
	June 30,		June 30,
	2012	2011	2012	2011(9)
	(In thousands)
Selected Operations Data:
Total interest and dividend income	$16,388	$17,507	$67,491	$72,087
Total interest expense	2,529	4,458	11,778	20,529
Net interest income	13,859	13,049	55,713	51,558
Provision for loan losses	2,000	25,200	15,600	42,800
Net interest income after provision
for loan losses	11,859	(12,151)	40,113	8,758
Fees and service charges	666	765	2,679	2,929
Mortgage banking income and fees	1,076	430	3,846	3,211
Gain on sale of securities	-	-	-	430
Gain from business combination	-	-	-	5,844
Gain on sale of fixed assets	275	-	1,503	-
Other non-interest income	778	399	2,400	4,382
Total non-interest income	2,795	1,594	10,428	16,796
Total non-interest expense	13,421	15,105	46,661	53,554
Income (loss) before provision	1,233	(25,662)	3,880	(28,000)
(benefit) for income taxes
Income tax benefit	(151)	(8,933)	(647)	(13,263)
Net income (loss)	$1,384	$(16,729)	$4,527	$(14,737)

	Three Months Ended		For the Year Ended
	June 30,(3)		June 30,
	2012	2011	2012	2011(1)
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to
average total assets)	0.35%	-4.04%	0.29%	-0.88%
Return on equity (ratio of net income
to average equity)	3.23	-36.84	2.67	-8.15
Tax equivalent yield on earning assets(4)	4.80	4.74	4.82	4.83
Rate paid on interest-bearing liabilities	0.80	1.31	0.91	1.48
Tax equivalent average interest rate spread (4)	4.00	3.43	3.91	3.35
Tax equivalent net interest margin(4)(5)	4.10	3.59	4.02	3.52
Operating expense to average total assets	3.44	3.65	2.95	3.21
Average interest-earning assets to average
interest-bearing liabilities	115.08	115.09	113.61	113.01
Efficiency ratio(6)	67.91	75.92	67.36	72.97

Asset quality ratios:
Non-performing assets to total assets(7)	4.67%	3.81%	4.67%	3.81%
Non-performing loans to total loans(7)	5.21	3.64	5.21	3.64
Total classified assets to total assets	7.75	9.83	7.75	9.83
Allowance for loan losses to non-performing loans(7)(8)	54.69	103.43	54.69	103.43
Allowance for loan losses to total loans	2.85	3.77	2.85	3.77
Net charge-offs to average loans	0.96	2.94	2.34	2.59

Capital ratios:
Equity to total assets at end of period(9)	10.03%	10.24%	10.03%	10.24%
Average equity to average assets	10.98	10.96	10.71	10.82

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)	Ratios are annualized where appropriate.
(4)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(5)	Net interest income divided by average interest earning assets.
(6)
A non-GAAP measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties, by the sum of net interest income and total non-interest income, net of realized gain/loss on securities. This non-GAAP financial measure should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(7)
Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and accruing loans more than 90 days past due.  In the quarter ended December 31, 2011, $25.7 million of loans were reclassified from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. At June 30, 2012, $28.1 million, or 43.8%, of non-accruing loans were current on their loan payments.

(8)
The decline in the allowance for loan losses during the year ended June 30, 2012 occurred primarily as a result of the charge-off of specific reserves, totaling $16.7 million, in accordance with regulatory guidance.  The ratio of allowance for loan losses to non-performing loans was reduced during this period by the charge-off, as well as by the reclassification of impaired loans discussed in note (6) above.

(9)	Does not reflect capital stock offering consummated on July 10, 2012. As of July 10, 2012, the equity to total assets ratio was 22.53%.